UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)  September 17, 2010

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-32363	58-2332639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

135 North Church Street, Spartanburg, SC	29306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (864) 515-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Settlement of North Carolina Class Action Lawsuit

On September 17, 2010, Advance America, Cash Advance Centers, Inc. (the “Company”) along with its North Carolina subsidiary and  co-defendant William M. Webster IV, and the class representatives  in the class action lawsuit of Kucan et al. v. Advance America, Cash Advance Centers of North Carolina, Inc. et al., entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) for the purpose of resolving all claims made by the customers of third-party banks for whom the Company’s North Carolina subsidiary marketed, processed and serviced cash advance, deferred deposit check casing disbursements, and other loan transactions on or after March 1, 2003 (the “North Carolina Class Members”).  The Settlement Agreement is subject to court approval and certain other conditions before it becomes final.

Pursuant to the terms of the Settlement Agreement and subject to court approval, the parties to the litigation have, without admitting fact, fault, or liability, agreed to the following terms and conditions:

•                  The Company will establish a settlement pool of $18.75 million for: (i) payment of all attorney fees, class action administration fees, and other fees and expenses related to the litigation; and (ii) payments to settle all claims by the North Carolina Class Members; and

•                  The Company and all other defendants will be released from any and all claims associated with the class action lawsuit.

The Company expects to take a charge against earnings for this settlement of between approximately $16.25 million to $18.75 million (depending on the amount of insurance proceeds), which charge will be reflected in the third quarter of 2010.  The $18.75 million settlement pool will be funded in three payments: (i) $7.5 million will be paid upon preliminary court approval, which is expected to occur before September 30, 2010; (ii) $8.0 million will be paid on March 1, 2011; and (iii) $3.25 million will be paid on the first business day after January 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advance America, Cash Advance Centers, Inc.
(Registrant)

Date: September 20, 2010	By:	/s/ J. Patrick O’Shaughnessy
J. Patrick O’Shaughnessy Chief Financial Officer and Executive Vice President